UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.   )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Zygo Corporation
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is the form of a June 10, 2014 Information Memorandum from Zygo Corporation to holders of its Restricted Stock Units (RSUs) (other than RSUs with Performance-Based Vesting Conditions)

INFORMATION MEMORANDUM
TO HOLDERS OF
ZYGO CORPORATION RESTRICTED STOCK UNITS (RSUs)

As you know, we entered into a merger agreement with AMETEK, Inc. under which Zygo Corporation will be acquired by and become a wholly-owned subsidiary of AMETEK, and our stockholders will receive $19.25 cash for each of their Zygo shares. We expect that the merger transaction will close shortly after June 18, 2014, assuming our stockholders approve the transaction at a special stockholders’ meeting on that date. This memorandum contains important information about the effect of the merger transaction on your Zygo RSUs.

Under the merger agreement, all outstanding Zygo RSUs will be deemed to be fully vested immediately before the closing of the merger transaction and will be cancelled in exchange for a cash payment of $19.25 for each share covered by such outstanding RSUs, less applicable withholding taxes. In the case of U.S. taxpayers, the total amount paid as a result of the accelerated vesting of outstanding RSUs will be taxable as ordinary income. It is anticipated that cash payments for outstanding Zygo RSUs, less applicable withholding taxes, will be made via a special payroll within three business days following the merger transaction closing date.

For example, suppose you hold outstanding RSUs for 1,000 shares. As part of the merger transaction, your RSUs will be cancelled and you will receive a cash payment of $19,250 (1,000 shares times $19.25), less applicable withholding taxes. This will happen automatically in accordance with the merger agreement. There is nothing you need to do in order to receive the cancellation payment.

The above summary is provided for informational purposes only. We urge you to consult with your own tax or professional adviser regarding the tax consequences of the accelerated vesting and cash out of your outstanding RSUs in the context of your own situation. If you or your adviser has any questions or would like additional information regarding the treatment of your Zygo RSUs under the merger agreement, please contact Diana Midolo at (860) 704-5108 or dmidolo@zygo.com.

Additional Information About the Merger and Where to Find It

This document may be deemed to be solicitation materials in respect of the proposed acquisition of Zygo by AMETEK. In connection with the special meeting of Zygo’s stockholders to be called to consider the proposed merger, Zygo has filed with the SEC and furnished (or made available) to Zygo’s stockholders on May 21, 2014 a definitive proxy statement and other relevant documents. This filing does not constitute a solicitation of any vote or approval. BEFORE MAKING ANY VOTING OR OTHER DECISION REGARDING THE PROPOSED TRANSACTION, ZYGO STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors are able to obtain a free copy of documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, investors may obtain a free copy of Zygo’s filings with the SEC from Zygo’s website at www.zygo.com or by directing a request to: Zygo Corporation, Laurel Brook Road, Middlefield, Connecticut, 06455, Attention: Chief Financial Officer.

Participants in the Solicitation

Zygo and its directors, executive officers and certain other members of management and employees of Zygo may be deemed “participants” in the solicitation of proxies from stockholders of Zygo in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of Zygo in connection with the proposed merger is set forth in the proxy statement and the other relevant documents filed with the SEC. You can find information about Zygo’s executive officers and directors in its definitive proxy statement relating to the merger filed with the SEC on May

21, 2014, its definitive proxy statement filed with the SEC on October 25, 2013 and in its Annual Report on Form 10-K for the fiscal year ended June 30, 2013, filed with the SEC on September 13, 2013, copies of which are available at the SEC’s website or from Zygo as described above.